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                               AMENDED CERTIFICATE

                                       OF

                       DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                            SERIES C PREFERRED STOCK

                                       OF

                           MANHATTAN SCIENTIFICS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


                       ---------------------------------


                  Manhattan Scientifics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the following resolution was adopted as of June 27, 2000 by the Board of Directors of the Corporation pursuant to Section 141 of the Delaware General Corporation
Law:

                  RESOLVED, that, pursuant to authority vested in the Board of Directors of the Corporation by Article 1 of the Corporation's Certificate of Incorporation, the Certificate of Designation, Preferences and Rights of Series C Preferred Stock of the Corporation, dated June 21, 2000, is hereby amended to increase the total authorized number of Series C Preferred Stock (hereinafter called the "Series C Preferred Stock") from 10,000 shares of Series C Preferred Stock to 14,000 shares of Series C Preferred Stock. The shares of Series C Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

                  1. Dividends. The holders of Series C Preferred Stock shall not be entitled to receive dividends in any fixed amount, provided, however, that in the event that the Corporation shall at any time pay a dividend on the Corporation's Common Stock (as defined herein), it shall, at the same time, pay to each holder of Series C Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series C Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

                  2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Preferred Stock shall be treated in such a manner as if the holder had converted the shares of Series C Preferred Stock into shares of Common Stock immediately before such liquidation, dissolution


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or winding up of the Company. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payment and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock and the Common Stock, such notice to be addressed to each shareholder at his post office address as shown by the records of the Corporation. A consolidation or merger of the Corporation into or with any other entity or entities, or the sale or transfer by the Corporation of all or substantially all of its assets shall not be deemed to be a liquidation within the meaning of this Section 2.

                  3. Conversion.

                  3A. Right to Convert. Subject to the terms and conditions of this paragraph 3, the holder of any share or shares of Series C Preferred Stock shall have the right, exercisable 180 days after the date of the Corporation's initial issuance of shares of Series C Preferred Stock (the "Issuance Date"), to convert any such shares of Series C Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as determined by dividing
(i) the product of (A) the stated value of the Series C Preferred Stock, which shall be one hundred dollars ($100) per share (the "Stated Value") and (B) the number of shares of Series C Preferred Stock to be converted on the date of conversion by (ii) the Average Closing Price (the "Conversion Ratio"). For purposes of this Amended Certificate of Designation, the "Average Closing Price" shall be the product of (i) .50 and (ii) the average closing bid price of the Company's Common Stock, as reported by the OTC Bulletin Board, or if not so quoted, as reported by any other recognized quotation system on which the Common Stock is quoted, for the ten (10) trading days immediately preceding the date that notice of conversion of the shares of Series C Preferred Stock is furnished to the Corporation pursuant to the terms hereof; provided, however, that in no event shall the Series C Preferred Stock be converted into more than an aggregate of 2,800,000 shares of Common Stock or less than an aggregate of 933,334 shares of Common Stock (in each case subject to adjustment pursuant to subparagraph 3B), it being understood that for purposes of determining the Conversion Ration, the Average Closing Price shall not be less than $.50 or greater than $1.50 (in each case subject to adjustment pursuant to subparagraph
3B). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series C Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock shall be issued.

                  3B. Adjustment to Conversion Ratio. The Conversion Ratio shall be adjusted from time to time as follows:

                  In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall deduct or pay a dividend on its


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outstanding shares of Common Stock payable in shares of Common Stock, the
Conversion Ratio in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a small number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately increased.

                  Except as set forth in this Amended Certificate of Designation, the Conversion Ratio will not be adjusted upon the occurrence of
(a) the Company issuing additional if shares of its Common or Preferred Stock,
(b) the issuance of options, whether or not the exercise price is at fair market value on the date of grant, (c) the issuance of warrants, or (d) the payment of any cash or stock dividends.

                  3C. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt by the Corporation of the written notice referred to in subparagraph 3A and surrender of the certificate or certificates for the share or shares of the Series C Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ratio shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  3D. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series C Preferred Stock into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Series C Preferred Stock so converted or the Common Stock issued upon such conversion. In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 3A exceeds the number of shares converted, the Corporation shall upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

                  3E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series C Preferred Stock shall


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thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such of stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each holder of shares of Series C Preferred Stock, at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                  3F. Other Notices. In case at any time:

                  (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

                  then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 15 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of

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Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  3G. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Ratio. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Ratio if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of convertible securities, including upon conversion of the Series C Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                  3H. No Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

                  3I. Tax Issue. The issuance of certificates for shares of Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

                  3J. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock.

                  3K. Definition of Common Stock. As used in this paragraph 3, the term "Common Stock" shall mean and include the Corporation's authorized common stock as constituted on the date of filing of this Amended Certificate of Designation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such term, when used to describe the securities receivable upon conversion of shares of the Series C Preferred Stock shall include only shares


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designated as common stock of the Corporation on the date of filing of this
Amended Certificate of Designation, any shares resulting from any combination or subdivision thereof referred to in paragraph 3, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 3.


                  4. Voting - Series C Preferred Stock. Except as otherwise provided by law, the Corporation's Certificate of Incorporation and this Amended Certificate of Designation, the holders of Series C Preferred Stock shall vote together with the holders of Common Stock on all matters to be voted on by the shareholders of the Corporation, and each holder of Series C Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series C Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote.

                  5. Redemption by the Corporation. The Corporation shall have the right, in its sole discretion, to redeem ("Redemption At Corporation's Election"), from time to time on or prior to 180 days from June 21, 2000, any or all of the outstanding shares of Series C Preferred Stock; provided, that the Corporation shall first provide ten (10) days advance written notice thereof to each holder of shares of Series C Preferred Stock to be redeemed.

                           (a) Redemption Price At Corporation's Election. The
                  "Redemption Price At Corporation's Election" shall be calculated as the Stated Value of the shares of Series C Preferred Stock that are being redeemed by the Corporation.

                           (b) Mechanics of Redemption At Corporation's
                  Election. The Corporation shall effect each such redemption by giving at least ten (10) days prior written notice ("Notice of Redemption At Corporation's Election") to (A) the holders of the Series C Preferred Stock selected for redemption at the address and facsimile number, if any, of such holder appearing in the Corporation's Series C Preferred Stock register. Such Notice of Redemption At Corporation's Election shall indicate
                  (i) the number of shares of Series C Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Corporation's Election") and (iii) the applicable Redemption Price At Corporation's Election.

                            (c) Payment of Redemption Price. Each holder whose
                  shares of Series C Preferred Stock are being redeemed under this Section shall send its Series C Preferred Stock certificates to be redeemed to the Corporation, and the Corporation shall pay the applicable redemption price to that holder within five (5) business days of the Date of Redemption At Corporation's Election.

                  6. No Waiver. Except as otherwise modified or provided for herein, the holders of Series C Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.


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                  7. No Impairment. The Corporation will not, through any
reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions of this Amended Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series C Preferred Stock against impairment.

                  8. Reservation of Rights. The Board of the Directors of the Corporation reserves the right by subsequent amendment of this resolution from time to time to decrease the number of shares which constitute the Series C Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Amended Certificate of Designation within the limitations provided by law, this Amended Certificate of Designation and the Certificate of Incorporation.


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                  IN WITNESS WHERFOF, this Amended Certificate of Designation has been executed by the Corporation by its Directors as of this 27th day of June, 2000.


                                   MANHATTAN SCIENTIFICS, INC.




                                   By: /s/ Marvin Maslow
                                       -------------------------------
                                       Name:  Marvin Maslow
                                       Title: President, Chief Executive Officer
                                              and Chairman



                                   By: /s/ David Teich
                                       -------------------------------
                                       Name:  David Teich
                                       Title: Director




                                   By: /s/ Scott L. Bach
                                       -------------------------------
                                       Name:  Scott L. Bach
                                       Title: Secretary and Director